Exhibit 10.1

THIRD AMENDMENT TO

PARTICIPATION AGREEMENT

This THIRD AMENDMENT TO THE PARTICIPATION AGREEMENT (the “Third Amendment”) is executed on June 17, 2014 (“Effective Date”) by and between Cleveland BioLabs, Inc., a Delaware corporation (“CBL”), and Limited Liability Company Bioprocess Capital Partners, a company duly organized and existing under the laws of the Russian Federation (“BCP”), a management company of the venture fund Bioprocess Capital Ventures.

RECITALS

A. CBL and BCP have entered into that certain Participation Agreement dated as of December 30, 2009 (the “Participation Agreement”), as amended by the First Amendment to Participation Agreement dated as of April 13, 2010 (the “First Amendment”), and further amended by the Second Amendment to Participation Agreement dated as of November 22, 2013 (the “Second Amendment”), with regard to the management of Limited Liability Company Incuron, a company duly organized and existing under the laws of the Russian Federation (the “Company”), its formation and capital funding; and

B. The Parties intend to ensure the due execution of certain actions arising out of the occurrence of an event described in the Participation Agreement, in particular in the Section relating to redistribution of percentage shares of participation interests upon completion of participants’ capital contributions.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter set forth, CBL and BCP effected the following amendments to the Participation Agreement:

1. Definitions. All capitalized terms not defined in this Third Amendment shall have the meanings set forth for them in the Participation Agreement.

2. Additional Definitions. The following definitions are hereby added by this Third Amendment to the Participation Agreement:

““GCP” means the then-current standards, practices and procedures promulgated or endorsed by the US Food and Drug Administration (“FDA”) as set forth in the guidelines entitled “Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance,” including related regulatory requirements imposed by the FDA, as may be updated from time to time.”

3. Section 2.2(b)(ii) of the Participation Agreement is hereby amended and restated in its entirety as set forth below:

“(ii) A second tranche in the total amount of 179,927 thousand Rubles shall be made in two payments by August 1, 2014 (the “Second Milestone Payment”).

4. Section 2.2(d) of the Participation Agreement is hereby amended and restated in its entirety as set forth below:

“After the contributions have been made, the nominal value of the Participation Interests of BCP will be increased by the respective amount of all of its contributions into the Company’s charter capital.”

5. Section 2.2(h) of the Participation Agreement is hereby amended and restated in its entirety as set forth below:

“For the purposes of this Third Amendment “Second Milestone” shall mean: (A) completion of Phase Ib and receipt of permission to conduct Phase II clinical studies in Russia, (B) submission of an Investigational New Drug application to the FDA and (C) confirmation of participation in a Phase I clinical study by at least one clinical center in the United States.

The Participants hereby agree that as of the date of this Agreement, the Second Milestone has been achieved.”

6. A new Section 2.5 is hereby added to the Participation Agreement as follows:

2.5 Participation in Future Financing.

(a) CBL shall have the right to participate in any farther equity financing of the Company pro rata in accordance with applicable Russian legislation.

7. A new Section 6.4 is hereby added to the Participation Agreement as follows:

“6.4 Entire clinical development of CBL0137 conducted by or on behalf of Incuron shall be performed in accordance with all applicable laws, including all applicable GCP.”

8. Section 3 of the First Amendment is hereby terminated in its entirety, effective as of the Effective Date hereof.

9. The following provisions are hereby inserted at the end of Section 2 of the First Amendment:

a. Upon BCP effecting in full the Second Milestone Payment, the Parties shall recalculate the percentage share of BCP’s Participation Interest in the Company based on the formula set forth in Section 2 of the First Amendment to the Participation Agreement.

b. In case the value of D calculated in accordance with the formula set forth in Section 2 of the First Amendment to the Participation Agreement exceeds 49.99% of the Company’s charter capital, BCP shall have the right to demand that CBL sell to it a part of CBL’s participation interest in the Company at the nominal price in the amount of the difference between the calculated value of D and 49.99% and CBL shall have the obligation to comply with such demand within ten (10) business days upon its receipt.

c. The demand for mandatory sale as provided for in Section 9b. of this Third Amendment shall be made in writing and shall include the calculation of participation interest to be sold, the demand for sale and demand for execution of the Principal Agreement (as this term is defined in the First Amendment (“BCP Notice”).

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d. The Parties shall within ten (10) business days upon receipt by CBL of BCP Notice:

i. execute the Principal Agreement and perform all the actions required for the execution of the sale-purchase transaction in respect of the participation interest in the Company in accordance with Section 9b. of this Third Amendment; and

ii. appoint the new Board of Directors of the Company in accordance with provisions of this Third Amendment.

e. The Parties shall within thirty (30) business days upon receipt by CBL of BCP Notice adopt a new Charter of the Company in the form mutually agreed upon by CBL and BCP.

10. The following provisions of the Participation Agreement shall be deemed amended from the date of receipt by CBL of BCP Notice:

•	Section 3.l(b) of the Participation Agreement shall be amended and restated in its entirety as set forth below:

“(b) The Board of Directors shall consist of five (5) directors, comprised as follows:

(i) two (2) directors nominated by BCP (the “BCP Directors”);

(ii) two (2) directors nominated by CBL (the “CBL Directors”); and

(iii) one (1) director nominated by the majority of the CBL Directors and the BCP Directors voting together; provided, that, in the event of a tie, the parties hereby agree that Mr. Mogutov, as a BCP Director, shall have the deciding vote.”

•	Section 3.1(i) of the Participation Agreement shall be amended and restated in its entirety as set forth below:

“The presence of three (3) directors shall be required for the taking of any action by the Board. In exercising its powers under Section 3.2(a), the Board shall act by the vote of a majority of the directors present.”

•	Section 3.2(a) of the Participation Agreement shall be amended as set forth below:

•	Section 3.2(a)(i) shall be amended and restated in its entirety as set forth below:

(i) appoint or remove members of the Management Committee and set their compensation packages and approve the appointment or removal of other senior management of the Company and their compensation packages;

•	Section 3.2(a)(iii) shall be deleted and replaced with “Deleted.”

•	The following clauses shall be inserted after Section 3.2(a)(vi):

(vii) approval of a detailed budget (monthly) based on an approved Business Plan;

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(viii) establishing any bonus compensation plans for the members of the Management Committee;

(ix) the acquisition, disposition or encumbrance of any assets of the Company not provided for in the Business Plan, provided that the transaction does not involve any transfer of the Company’s intellectual property rights and the aggregate value of the assets, whether in one transaction or a series of related transactions, does not exceed twenty five percent (25%) of the total asset value of the Company as determined from the Company’s most recent Accounting Statements prior to the date of the applicable transaction; and

(x) decisions on other matters in accordance with procedures set forth by the Company’s charter and in the event of a conflict between this Agreement and the Company’s charter, the Company’s charter shall take precedence.

•	Section 3.2(b) of the Participation Agreement shall be amended and restated in its entirety as set forth below:

“Notwithstanding the foregoing, the consent of eighty percent (80%) of the members of the Board shall be required to approve (collectively, (i) through (vi) below are hereinafter referred to as the “Supermajority Decisions”):

(i) the Business Plan and any amendments thereto;

(ii) any deviation over 15% from an approved Business Plan as determined pursuant to quarterly reviews;

(iii) strategic decisions affecting a substantial part of the Business of the Company not provided for in the Business Plan, including any transaction outside the ordinary course of business which is expected to result in an increase in operating costs greater than fifteen million Russian Rubles (RU 15,000,000), whether in one transaction or in a series of related transactions, but not to exceed twenty five percent (25%) of the total asset value of the Company as determined from the Company’s most recent Accounting Statements prior to the date of the applicable transaction;

(iv) any decision relating to capital investments by, or the financing of the Company not provided for in the Business Plan, including the provision or incurrence of indebtedness or the provision of any guarantee, in each case with a value in excess of RU 15,000,000 (or its equivalent in any other currency) whether in one transaction or in a series of related transactions, but not to exceed twenty five percent (25%) of the total asset value of the Company as determined from the Company’s most recent Accounting Statements prior to the date of the applicable transaction;

(v) create or invest in one or more subsidiary entities; acquire, finance, dispose of or otherwise deal with securities of any kind of nature; and

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(vi) any action involving the transfer of the intellectual property rights of the Company, but not to exceed twenty five percent (25%) of the total asset value of the Company as determined from the Company’s most recent Accounting Statements prior to the date of the applicable transaction, including, without limitation:

A. disposal of patents and granting of licenses to use the Company’s inventions in accordance with existing patents;

B. sale (transfer) of intellectual property rights which qualify for know-how protection; granting of licenses to use know-how rights; and

C. execution of any agreement with a third party (a “Client”) for the performance of research, research/development and development works, which is subject to a transfer of intellectual property rights originating from the performance of such agreements for the Client or subject to the possession of such works jointly with the Client in any form.

•	A new Section 3.2(c) of the Participation Agreement shall be added as set forth below:

“Notwithstanding the foregoing, the consent of eighty percent (80%) of the members of the Board shall be required to approve contracts (or related contracts) or investments in the aggregate, with cost equal to or greater than twenty-five percent (25%) of total asset value of the Company as determined from the Company’s most recent Accounting Statements prior to the date of the applicable transaction.”

•	Section 3.4(d) of the Participation Agreement shall be deleted in its entirety and replaced with “Deleted”.

•	Section 4.1 of the Participation Agreement shall be amended and restated in its entirety as set forth below:

“Except as provided in Section 3.6, no Participant shall make any Transfer of Participation Interests except for Transfers of Participation Interests made pursuant to a Bona Fide Offer and pursuant to the Principal Agreement in accordance with the provisions of Section 3 of this Second Amendment, in the latter case Sections 4.4 and 4.5 of the Participation Agreement shall not apply.”

11. The Parties shall exercise their voting rights under the Charter or applicable legislation at any general meeting and take all actions necessary to implement the arrangements referred to by the Participation Agreement and this Third Amendment.

12. Remedy of the breach shall not absolve the breaching Participant from its responsibility that arose during or as a result of its failure to perform its obligation under this Third Amendment.

13. All terms and provisions of the Participation Agreement other than amendments set forth in this Third Amendment shall remain in full force and are not subject to change.

14. This Third Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of this Amendment electronically or by

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facsimile shall be effective as delivery of an original executed counterpart of this Amendment, provided that it shall be followed-up by an original of such counterpart signature within five (5) business days thereafter.

15. This Third Amendment has been made in Russian and English language. In the event of a conflict or inconsistency between the English and Russian versions of the agreement, the Russian version shall prevail.

In witness whereof, CBL and BCP have executed this Third Amendment to the Participation Agreement as of the date first above written.

Cleveland BioLabs, Inc.

By:	/s/ Yakov Kogan

Title:	CEO

Managing Company Bioprocess Capital Partners LLC

By:	/s/ Vladamir Tezov

Title:	General Director

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